Exhibit 99.1

Consolidated Gems Announces the Acquisition of Byondata

MELBOURNE, Australia--(BUSINESS WIRE)--March 7, 2016--Consolidated Gems Inc. (OTCBB: CGEM) announced today it had entered into a Term Sheet with Noam Levavi and Eran Galil (the “Vendors”) for the acquisition of all of the issued shares of Byondata (“Byondata”), a company incorporated under the laws of Israel. The Company has a 90 day period to conduct due diligence and negotiate a formal share sale agreement.

About Byondata

Headquartered in Herzliya, Israel, Byondata has developed unique platform as a service to create content-rich, immersive Virtual Reality (VR) experiences.

Byondata brings a simple-to-use, cost-effective virtual reality platform that provide an enchanting and unique entrée into the brand, with special capabilities like the real time updates, multi-level interactions and the visualizing of 2D, 3D, 360 content in VR environments. Through automatic generation of deployments for various VR headsets, the platform dramatically reduces the complexity of creating VR applications for multiple display and interaction devices.

Byondata’s platform currently focuses on several domains: TV, sports and virtual tours. The first target market for use cases is the marketing horizontal - in events and promotional activities VR has become the hottest new way to engage. This has already become way more than a gimmick, but a serious strategic tool being embraced or planned to be used by many companies.

Byondata has a few customers in Israel, including global brands. It is starting to establish its presence in Israel as a leader in VR enablement with additional customers as well as the expansion to customers world-wide.

Byondata was founded by Noam Levavi and Eran Galil – both seasoned entrepreneurs. Noam, the CEO, has more than 18 years of innovations in user experience technologies, including several patents in the area of personalized interfaces. He was previously CEO and founder of YCD. He pioneered the out-of-home digital media industry with new marketing strategies and digital experience innovations. YCD became one of the world’s leading digital signage companies, reaching more than 100 million people monthly with personalized content at thousands of venues world-wide and at dozens of Fortune 500 companies. Noam is a sought after keynote speaker about consumer behavior, personalized media and evolution of digital experiences. In 2008 Noam was featured as one of the most influential young professionals by Forbes Israel.

Eran, the CTO, has vast technological experience in building software platforms and served in the past as a CTO in the elite 8200 technology unit. Both Noam and Eran founded Byondata with a goal in mind: to use the new VR medium to create better engagement and redefine the way organizations let their customers consume their content.

Additional materials can be found in the website – www.Byondata.com

The consideration payable by the Company to the vendors is a mixture of cash and equity; and performance rights to Noam Levavi and Eran Galil who will continue to manage and steer the development of Byondata.

Forward-Looking Statements

Forward-looking statements in this press release are made pursuant to the “safe harbour” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risks of exploration and development stage projects, risks associated with environmental and other regulatory matters, mining risks and competition and the volatility of mineral prices. Actual results and timetables could vary significantly. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s fiscal 2014 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

CONTACT:
Consolidated Gems Inc.
Mr. Mordechai Gutnick, +61 3 8532 2838
President and CEO
Fax: +61 3 8532 2805
mordig@axisc.com.au